UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY
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PROXY STATEMENT

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

505 Main Street, P.O. Box 667

Hackensack, New Jersey 07602

NOTICE OF ANNUAL MEETING OF HOLDERS

OF SHARES OF BENEFICIAL INTEREST

April 6, 2017

TO THE HOLDERS OF SHARES OF BENEFICIAL INTEREST OF

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

The Annual Meeting of the holders (the “Shareholders”) of shares of beneficial interest without par value of First Real Estate Investment Trust of New Jersey (the “Trust”) will be held on Thursday, April 6, 2017, at the Trust’s executive offices, 505 Main Street, Hackensack, New Jersey at 7:30 p.m., Eastern Daylight Savings Time. At the Annual Meeting, the Shareholders will consider and vote on the following matters:

1.	The election of three Trustees for terms of three years, or until their successors have been elected and qualify;
2.	An advisory resolution approving the compensation of the Executive Officers of the Trust as described herein;
3.	An advisory resolution to determine the frequency of the vote to approve an adviosry resolution approving the compensation of the Executive Officers of the Trust; and
4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Shareholders of record at the close of business on February 15, 2017 are entitled to notice of and to vote at the Annual Meeting.

JOHN A. AIELLO
Secretary

Hackensack, New Jersey

February 24, 2017

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

PROXY STATEMENT

General Information

This Proxy Statement is furnished to the holders (the “Shareholders”) of shares of beneficial interest without par value (the “Shares”) of First Real Estate Investment Trust of New Jersey (the “Trust”) in connection with the solicitation of proxies for use at the Annual Meeting of the Shareholders to be held on Thursday, April 6, 2017 and any adjournment or postponement thereof (the “Annual Meeting”), pursuant to the accompanying Notice of Annual Meeting of Holders of Shares of Beneficial Interest. The Shares represent beneficial interests in the Trust, and the Shares are the only authorized, issued and outstanding class of equity of the Trust. A form of proxy for use at the Annual Meeting is also enclosed. The Trust anticipates mailing this Proxy Statement to its Shareholders beginning on or about February 27, 2017. The executive offices of the Trust are located at 505 Main Street, Hackensack, New Jersey 07602.

Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Trustee named in this Proxy Statement under Item 1, FOR the approval of the advisory resolution to approve the compensation of the Executive Officers under Item 2 and in favor of THREE YEARS as the interval for the advisory resolution to approve the compensation of the executive officers under Item 3. The Board of Trustees of the Trust (the “Board of Trustees” or the “Board”) is not aware, as of the date hereof, of any matters to be presented at the Annual Meeting other than the matters described hereinabove, but if any other matter incident to the Annual Meeting is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

Proxies for use at the Annual Meeting are being solicited by the Board of Trustees. The cost of preparing, assembling and mailing the proxy materials will be borne by the Trust. It is not anticipated that any compensation will be paid for soliciting proxies, and the Trust does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Members of the Board of Trustees and executive officers of the Trust may also, without additional compensation, solicit proxies, personally or by mail, special letter, telephone, telegraph, facsimile transmission or other electronic means.

Voting Securities

The only voting securities entitled to vote at the Annual Meeting are the Shares. Each Share entitles its owner to one vote on an equal basis. There were 6,740,069 Shares issued and outstanding on the record date, February 15, 2017. Only Shareholders of record on the books of the Trust at the close of business on February 15, 2017 are entitled to notice of and to vote at the

Annual Meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

A plurality of the votes cast at the Annual Meeting by the holders of Shares present in person or represented by proxy and entitled to vote is required in order to elect each of the nominees for Trustee under Item 1. The proxy card provides space for a Shareholder to withhold his or her vote for a nominee to the Board of Trustees under Item 1. A majority of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution under Item 2 approving the compensation of the Trust’s Executive Officers (as hereafter defined). A plurality of the votes cast at the Annual Meeting is required to approve a time interval under Item 3 for the frequency of the vote to approve an advisory resolution approving the compensation of the Executive Officers.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate (i) affirmative votes, authority withheld and broker non-votes with regard to the election of Trustees under Item 1; (ii) affirmative votes, negative votes, abstentions and broker non-votes with regard to the vote to approve the advisory resolution approving the compensation of the Executive Officers under Item 2; and (iii) affirmative votes for each of the one-year, two-year and three-year time intervals, abstentions and broker non-votes to determine the frequency of the vote to approve an advisory resolution approving the compensation of the Executive Officers under Item 3. Any proxy submitted and containing any abstention or a broker non-vote will not be counted as a vote cast with respect to the election of Trustees under Item 1, in favor of the approval of the advisory resolution under Item 2, in favor of any of the three time intervals under Item 3, or any other matter to which it relates.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of February 15, 2017, with respect to beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial interests in the Trust, as represented by the Shares, for each Trustee, nominee for Trustee, and Executive Officer of the Trust. The only person known to the Trust who beneficially owns greater than 5% of the Shares is one of the Trustees named in the table below.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner (1)	(A) Aggregate Number of Shares Beneficially Owned (2)		(B) Number of Shares Acquirable within 60 Days		(C) Aggregate Number of Shares Deemed to be Beneficially Owned (Column A plus Column B)		(D) Percent of Class

Robert S. Hekemian (3)	246,455	(4)	19,200	(5)	265,655	(4)	3.9%
Donald W. Barney (3)	177,371		14,400	(5)	191,771		2.8%
Herbert C. Klein, Esq. (6)	325,122	(7)	7,600	(5)	332,722	(7)	4.9%
Ronald J. Artinian (6)	436,792	(8)	5,600	(5)	442,392	(8)	6.6%
Alan L. Aufzien (6)	41,600	(9)	—		41,600	(9)	(11)
David F. McBride, Esq. (6)	5,000	(10)	7,600	(5)	12,600	(10)	(11)
Robert S. Hekemian, Jr. (6)	283,661	(12)	9,200	(5)	292,861	(12)	4.3%
John A. Aiello, Esq. (3)	5,000		—		5,000		(11)
Justin F. Meng (6)	5,000		—		5,000		(11)
All Trustees, Nominees for Trustee and Executive Officers as a group (9 persons) (4)(7)(8)(9)(10)(12)	1,526,001		63,600		1,589,601		23.7%
(1)	All Trustees and Executive Officers listed in this table, with the exception of John A. Aiello, maintain a mailing address at 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602. John A. Aiello maintains a mailing address at 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701.
(2)	Except as otherwise indicated, all of the Shares are held beneficially and of record.
(3)	A Trustee and Executive Officer of the Trust.

(4)	Includes 74,392 Shares held by Mr. Hekemian’s wife, with respect to which Mr. Hekemian disclaims beneficial ownership. Also includes (i) an aggregate of 45,000 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (ii) 14,196 Shares held in certain trusts for which Mr. Hekemian is a trustee and one trust in which Mr. Hekemian is a beneficiary, and (iii) 72,740 Shares held by the Robert and Mary Jane Hekemian Foundation, Inc. of which Mr. Hekemian is the President, all of such Shares with respect to which Mr. Hekemian disclaims beneficial ownership thereof except to the extent of his pecuniary interest in the partnerships and trusts.
(5)	Vested options to acquire Shares that are currently exercisable.
(6)	A Trustee of the Trust.
(7)	Includes 189,879 Shares held by Mr. Klein’s wife, with respect to which Mr. Klein disclaims beneficial ownership.
(8)	Includes 45,904 shares held in Individual Retirement Accounts for the benefit of Mr. Artinian. Also includes 4,250 Shares which are held by Mr. Artinian’s son, with respect to which Mr. Artinian disclaims beneficial ownership.
(9)	Includes 2,000 shares held by Mr. Aufzien’s wife, with respect to which Mr. Aufzien disclaims beneficial ownership.
(10)	Includes 4,000 shares held by Mr. McBride’s wife.
(11)	Shares beneficially owned do not exceed 1% of the Trust’s issued and outstanding Shares.
(12)	Includes (i) an aggregate of 102,216 Shares which are held by certain partnerships in which Mr. Hekemian is a partner, (ii) 9,238 Shares which are held in trust by Mr. Hekemian for the benefit of his children, and (iii) an aggregate of 11,000 Shares which are held in certain trusts for the benefit of Mr. Hekemian’s nephews and of which Mr. Hekemian is trustee, all of such Shares with respect to which Mr. Hekemian disclaims beneficial ownership thereof except to the extent of his pecuniary interest in the partnerships. Also includes 25,458 Shares held in a trust of which Mr. Hekemian is a beneficiary, with respect to which Shares Mr. Hekemian disclaims beneficial ownership except to the extent of his pecuniary interest in such trust.

ITEM 1 – ELECTION OF TRUSTEES

The Board of Trustees governs the Trust. The Trust’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), provides that the Board of Trustees will consist of not fewer than five nor more than nine Trustees.

The Board of Trustees has fixed the number of Trustees at nine. The terms of three Trustees shall expire at the Annual Meeting. In order to allow the Board of Trustees to strike a balance with respect to the number of Trustees whose terms are expiring at each annual meeting of the Shareholders, the Declaration of Trust authorizes the Board of Trustees to designate whether the term of a nominee for Trustee shall either be two years or three years at the time a Trustee is nominated for election.

Nominees

Consistent with the recommendation of the Nominating Committee of the Board, the Board of Trustees has nominated each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. for election as Trustees at the Annual Meeting for three-year terms as Trustees to commence at the Annual Meeting and expire at the 2020 Annual Meeting.

Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. are currently members of the Board of Trustees, with their terms of office scheduled to expire as of the date of the Annual Meeting. Please see the section captioned “Board of Trustees” below for a description of the business experience of and other relevant information with respect to the nominees.

It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. to three-year terms as Trustees. Should Robert S. Hekemian, David F. McBride or Robert S. Hekemian, Jr. be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment, and any such person elected in their place shall be elected to a three-year term as Trustee. Management of the Trust is not aware of any reason why Robert S. Hekemian, David F. McBride or Robert S. Hekemian, Jr., if elected, would be unable to serve as a Trustee.

The Board of Trustees recommends a vote FOR the election of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. to three-year terms as Trustees.

Executive Officers and Trustees

The Executive Officers and Trustees of the Trust are:

Name	Age	Position(s)

Robert S. Hekemian	85	Chairman of the Board and Chief Executive Officer
Donald W. Barney	76	President, Chief Financial Officer, Treasurer and Trustee
Herbert C. Klein, Esq.	86	Trustee
Ronald J. Artinian	68	Trustee
Alan L. Aufzien	87	Trustee
David F. McBride, Esq.	69	Trustee
Robert S. Hekemian, Jr.	57	Trustee
John A. Aiello, Esq.	67	Executive Secretary, Secretary and Trustee
Justin F. Meng	38	Trustee

There are no family relationships among the Trustees and the Executive Officers, except that Robert S. Hekemian, Jr., a Trustee of the Trust, is the son of Robert S. Hekemian, the Trust’s Chairman of the Board and Chief Executive Officer. During the past five years, none of the nominees for Trustee or Executive Officers of the Trust have served as directors of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, except Robert S. Hekemian, Jr., who is a director of Oritani Financial Corp. (ORIT), the holding company for Oritani Bank, of which he is also a director, and Ronald J. Artinian, who served as a director of CommonWealth REIT (CWH) during 2014, and The Reserve, The Reserve Primary Fund in Liquidation and The Reserve Yield Plus Fund in Liquidation, which are registered investment companies, from 2006 to 2016.

Each of the Executive Officers of the Trust serves in his office(s) until such time as his successor is elected and qualified.

Biographical Information

Robert S. Hekemian has been active in the real estate industry for more than 58 years. Mr. Hekemian has served as Chairman of the Board and Chief Executive Officer of the Trust since 1991, and as a Trustee since 1980. From 1981 to 1991, Mr. Hekemian was President of the Trust. From 2002 to 2003, Mr. Hekemian served as Chief Financial Officer of the Trust. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Since 1983, Mr. Hekemian has also been the Chairman of the Board and Chief Executive Officer of Hekemian & Co., Inc. (“Hekemian & Co.”), a real estate brokerage and management company which manages the Trust’s properties and owns and develops real estate assets throughout the Northeast and Mid-Atlantic regions of the United States. Mr. Hekemian served as a director of Pascack Community Bank prior to its merger with and into Lakeland Bank on January 7, 2016. See the section entitled “Certain Relationships and Related Party Transactions” in this Proxy Statement. He is also a director, a partner and an officer in numerous private real estate corporations and partnerships.

Donald W. Barney has served as President of the Trust since 1993, as Treasurer and Chief Financial Officer of the Trust since 2003, and as a Trustee since 1981. His current term as a member of the Board of Trustees is scheduled to expire in April 2018. Mr. Barney was associated with Union Camp Corporation, a diversified manufacturer of paper, packaging products, chemicals and wood products, from 1969 through 1998 in various positions, including Vice President and Treasurer. Mr. Barney is also a partner and director in several private real estate investment companies.

Herbert C. Klein, Esq. has served continuously as a Trustee since 1961 except for the two-year period from January 1993 to January 1995 when Mr. Klein served as an elected member of the United States Congress, House of Representatives, for the 8th Congressional District of New Jersey. His current term as a member of the Board of Trustees is scheduled to expire in April 2018. From 1991 through the end of 1992, Mr. Klein served as President of the Trust. Mr. Klein has been an attorney since 1956 with a practice devoted to real estate, corporate matters and government relations. Mr. Klein was a Partner in the law firm of Nowell Amoroso Klein Bierman P.A. from 1999 to 2015. Mr. Klein is currently Of Counsel to the law firm of Genova Burns LLC. Mr. Klein is a former member of the New Jersey State Assembly. Mr. Klein is also a partner and principal in numerous private investment real estate companies. He is a member of the Board of Overseers of the Rutgers University Foundation (the “Foundation”), a member of the Executive Committee of the Board of Directors of the Foundation, a member of the Chairman’s Advisory Committee of the National Democratic Institute, a member of the Board of the Montclair Art Museum, and a member of the board of directors of numerous philanthropic organizations.

Ronald J. Artinian has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire in April 2019. Mr. Artinian worked in the financial services industry for 26 years, including with Smith Barney, Inc. from 1989 to 1998, where Mr. Artinian held positions as a Managing Director and National Sales Manager. Mr. Artinian retired from Smith Barney in January 1998 in order to pursue other business interests as a private investor. Mr. Artinian joined the board of The Reserve, a money market fund, in 2007. Mr. Artinian served as a member of the board of NYMAGIC, Inc., an insurance holding company specializing in commercial lines property and casualty and ocean marine insurance, from 2008 until the sale of that company in 2010.

Alan L. Aufzien has served as a Trustee since 1992. His current term as a member of the Board of Trustees is scheduled to expire in April 2019. Since 1986, Mr. Aufzien has been Chairman and Managing Partner of The Norall Organisation, an investment company. From 1980 to 1998, Mr. Aufzien was a partner in the Meadowlands Basketball Association, t/a New Jersey Nets (member of the National Basketball Association, now known as the Brooklyn Nets), and was its Chairman and Chief Executive Officer, and then its Secretary and Treasurer, as well as a member of its Board of Directors.

David F. McBride, Esq. has served as a Trustee since 2007. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Mr. McBride has over 40 years of diversified real estate experience. He is the Chief Executive Officer of McBride Enterprises, Inc., a family-owned real estate company started in 1898. Mr. McBride was responsible for the development of numerous office and industrial properties, as well as residential projects in Northern New Jersey. He also oversaw the operations of his family’s general construction company, the Alpert P. Schmidt Construction Company, civil engineering firm, Urban Planning and Engineering Company, and commercial brokerage firm, McBride Corporate Real Estate. Mr. McBride was also instrumental in forming the Keystone Property Trust (NYSE) in 1998 and served as its Chairman of the Board until its sale to ProLogis (NYSE) in 2004. Mr. McBride has also been a Partner in and is presently Of Counsel to the law firm of Harwood Lloyd, LLC, specializing in real estate matters. Since 1998, Mr. McBride has also served as the Chairman and President of the Mountain Club Inc., t/a The High Mountain Golf Club. Mr. McBride also serves on the Advisory Board of the McDonough School of Business at Georgetown University.

Robert S. Hekemian, Jr. has served as a Trustee since 2007. His current term as a member of the Board of Trustees is scheduled to expire at the Annual Meeting. Mr. Hekemian has been involved in real estate activities for over 25 years, including property management, leasing, mortgage financing, construction and acquisitions of residential and commercial properties located throughout the Northeast and Mid-Atlantic regions of the United States. He has served as President and Chief Operating Officer of Hekemian & Co. since 2004. From 1983 to 2003, Mr. Hekemian served as Executive Vice President of Hekemian & Co. Mr. Hekemian is principally responsible for identifying real estate acquisitions and evaluating the performance of the real estate properties managed by Hekemian & Co. with a view toward maintaining or altering management and/or leasing strategies. Mr. Hekemian also serves on the Boards of Directors of Oritani Bank and Oritani Financial Corp., the holding company for the bank, and the New York Philharmonic. Mr. Hekemian is Chairman of the Bergen Community College Foundation. He is a Member of the Board of Governors, Hackensack University Medical Center, and a Trustee of the Hackensack University Medical Center Foundation.

John A. Aiello, Esq. has served as the Secretary and Executive Secretary of the Trust since 2003 and as a member of the Board of Trustees since December 2015. His current term as a member of the Board of Trustees is scheduled to expire in April 2018. Mr. Aiello is an officer and shareholder of the law firm of Giordano, Halleran & Ciesla, P.C., where he has practiced law for 42 years. He is Chairman of the law firm’s Corporate and Securities practice group and concentrates his practice on corporate and securities law matters, including mergers and acquisitions and various corporate finance transactions. See the section entitled “Certain Relationships and Related Party Transactions” in this Proxy Statement. Mr. Aiello is a member and former Chairman of the Board of Directors of the Business Law Section of the New Jersey State Bar Association and a member of the Board of Directors of the New Jersey chapter of the Association for Corporate Growth, a non-profit organization of professionals and business leaders in the middle market mergers and acquisitions space. Mr. Aiello is also a member of the Monmouth University Business Council.

Justin F. Meng has served as a member of the Board of Trustees since February 2016.  His current term as a member of the Board of Trustees is scheduled to expire in April 2019. Mr. Meng is a Managing Partner at V3 Capital Management L.P., an investment firm focused on publicly-traded real estate securities that he co-founded in 2011.  Previously, he was Partner and Head of REIT Research for High Rise Capital Management, L.P., where he worked from 2005 to 2011.  From 2002 to 2005, Mr. Meng served as an Associate at J.P. Morgan Asset Management in the Real Estate Investment Group, where he worked both in the acquisitions and asset management departments.  From 2000 to 2002, he served as an Analyst at J.P. Morgan Asset Management in their Fixed Income Group. Mr. Meng is a CFA charterholder.

Meetings of the Board of Trustees

During the fiscal year ended October 31, 2016, the Board of Trustees held ten meetings and acted by unanimous written consent on three occasions. During fiscal 2016, each incumbent member of the Board of Trustees attended at least 75% of the aggregate number of (i) meetings of the Board of Trustees and (ii) meetings of the committees of the Board of Trustees on which he served.

Trustee Attendance at Annual Meeting

The Trust encourages all of the Trustees to attend the Annual Meeting, and expects that all Trustees will attend the Annual Meeting absent a valid reason such as a scheduling conflict. All of the Trustees attended the Annual Meeting of Shareholders held on April 7, 2016.

Committees of the Board of Trustees

The Board of Trustees has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee, and the Audit Committee.

Executive Committee

The Executive Committee of the Board of Trustees is authorized to make policy and certain business decisions during any interval between meetings of the Board of Trustees. All decisions of the Executive Committee are promptly reported to the Board of Trustees. During fiscal 2016, the members of the Executive Committee were, and currently are, Robert S. Hekemian, Donald W. Barney, Herbert C. Klein, Ronald J. Artinian and Alan L. Aufzien. Robert S. Hekemian is the Chairman of the Executive Committee. The Executive Committee did not meet during fiscal 2016.

Nominating Committee

The Nominating Committee is authorized to identify, evaluate and recommend to the Board of Trustees prospective nominees for Trustee, periodically review the Trust’s governance guidelines and make recommendations to the Board of Trustees from time to time as to matters of governance. The Nominating Committee also periodically reviews the performance of the Board of Trustees and its members and makes recommendations to the Board of Trustees on the number, function, and composition of the Board of Trustees and the committees of the Board of Trustees, and on the terms of the Trustees. The Nominating Committee’s charter is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs.

The Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Trustees, without a particular focus on diversity. The Nominating Committee considers the nominee’s business judgment, skill and experience, the nominee’s understanding of the Trust’s business and industry and other related industries, the nominee’s integrity, reputation and independence, and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board of Trustees and the Trust and its Shareholders. With respect to any peson nominated for re-election to the Board of Trustees, the Nominating Committee is authorized to consider the nominee’s performance on the Board of Trustees before nominating the Trustee for re-election at an annual meeting. The Trust does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will also consider candidates for Trustee recommended by the Shareholders. The process by which a Shareholder may suggest a candidate to be nominated for election to the Board of Trustees can be found in the section of this Proxy Statement entitled “Shareholder Proposals and Recommendations for Nomination of Trustees.” The Nominating Committee will apply the same criteria described above to review and evaluate the qualifications of any candidate recommended by a Shareholder. However, the Nominating Committee has sole discretion whether to recommend any nominee for Trustee submitted by a Shareholder to the Board of Trustees.

The current members of the Nominating Committee of the Board of Trustees are Donald W. Barney, Alan L. Aufzien and Ronald J. Artinian. Although Mr. Aufzien and Mr. Artinian meet the requirements for independence set forth in the definition of “independent director” in the listing rules of the NASDAQ Stock Market (the “NASDAQ Listing Rules”), Mr. Barney is not considered independent under the definition of “independent director” in the NASDAQ Listing Rules because he is an Executive Officer of the Trust. The Nominating Committee approved recommendations to the Board of Trustees that each of Robert S. Hekemian, David F. McBride and Robert S. Hekemian, Jr. be nominated for re-election as Trustees to three-year terms. The Board of Trustees subsequently approved such nominees. The Nominating Committee held two meetings and acted by unanimous written consent on one occasion during fiscal 2016.

Compensation Committee

The Compensation Committee is charged with the responsibility of defining the Trust’s compensation philosophy and objectives, reviewing the compensation of the Executive Officers and Trustees, and making recommendations to the full Board of Trustees with respect to such compensation matters. The Compensation Committee is governed by a written charter, which is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs. The current members of the Compensation Committee of the Board of Trustees are David F. McBride, Ronald J. Artinian and Alan L. Aufzien. Mr. McBride serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee satisfies the qualifications for independence under the NASDAQ Listing Rules.

The Compensation Committee’s processes and procedures for the foregoing reviews and analyses of the compensation of the Trust’s Executive Officers are discussed under “Executive Compensation” below. The compensation of the Trustees is discussed under “Trustee Compensation” below. The Compensation Committee held one meeting during fiscal 2016.

Audit Committee

The current members of the Audit Committee of the Board of Trustees are Ronald J. Artinian, Alan L. Aufzien and Herbert C. Klein. Mr. Artinian serves as the Chairman of the Audit Committee. Each of member of the Audit Committee satisfies the audit committee qualifications under the NASDAQ Listing Rules and is independent, as independence for audit committee members is defined in the NASDAQ Listing Rules, and they each meet the independence requirements of Exchange Act Rule 10A-3(b)(1).

The Audit Committee held four meetings during fiscal 2016. The Audit Committee selects the independent registered public accounting firm (the “Independent Auditors”) to audit the books and accounts of the Trust. In addition, the Audit Committee reviews and pre-approves the scope and costs of all services (including non-audit services) provided by the Independent Auditors. The Audit Committee also monitors the effectiveness of the audit effort and financial reporting and inquires into the adequacy of the Trust’s financial and operating controls.

Based on its review of the criteria of an Audit Committee Financial Expert under the rules of the Securities and Exchange Commission (the “SEC”), the Board of Trustees does not believe that any of the members of the Trust’s Audit Committee qualifies as an Audit Committee Financial Expert.

Each of Ronald J. Artinian, Alan L. Aufzien and Herbert C. Klein has made significant contributions and provided valuable service to the Trust and its Shareholders as members of the Audit Committee. The Board of Trustees believes that each of Mr. Artinian, Mr. Aufzien and Mr. Klein has demonstrated that he is capable of (i) understanding accounting principles generally accepted in the United States of America (“GAAP”), (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) understanding financial statements and analyzing and evaluating the Trust’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an Audit Committee Financial Expert under the rules of the SEC. Given the business experience and acumen of Mr. Artinian, Mr. Aufzien and Mr. Klein and their long standing service as members of the Board of Trustees and its various committees, including the Trust’s Audit Committee, the Board of Trustees believes that each of Mr. Artinian, Mr. Aufzien and Mr. Klein is qualified to carry out all duties and responsibilities of the Trust’s Audit Committee.

The Board of Trustees believes that one of its members, Donald W. Barney, would qualify as an Audit Committee Financial Expert. Mr. Barney previously resigned from the Audit Committee in connection with his appointment to the office of Treasurer of the Trust and his assumption of the role of Chief Financial Officer of the Trust. As Chief Financial Officer of the Trust, Mr. Barney has made and will continue to make the certifications required under the Sarbanes-Oxley Act of 2002 and the related rules adopted by the SEC with respect to (i) the Trust’s financial statements and other financial information included in periodic reports filed with the SEC, (ii) the Trust’s disclosure controls and procedures regarding the disclosure to the certifying officers of material information relating to the Trust, and (iii) the Trust’s internal controls and the adequacy of the design and operation of such internal controls. As a certifying officer of the Trust, Mr. Barney meets with and makes reports to the Audit Committee with respect to the items which are the subject matter of his certifications. The Board of Trustees believes that it is important to maintain independence between the Audit Committee and the certifying officers of the Trust, and that the significance and importance of maintaining such an independent relationship outweigh the importance of having a person who technically satisfies the definition of an Audit Committee Financial Expert serve on the Audit Committee.

At this time, the Board of Trustees does not believe that it is necessary to actively search for an outside person to serve on the Board of Trustees who would qualify as an Audit Committee Financial Expert.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

The Audit Committee meets each quarter during the fiscal year with the Trust’s Independent Auditors and members of Hekemian & Co. and focuses on the following areas:

(1)	the adequacy of the Trust’s internal controls and financial reporting process and the reliability of its financial statements;
(2)	the independence and performance of the Trust’s Independent Auditors and the cooperation received by the Independent Auditors from Hekemian & Co.; and
(3)	the Trust’s compliance with all legal and regulatory requirements with particular emphasis upon all disclosures made by the Trust in its quarterly and annual reports to the SEC.

The Audit Committee meets separately with Hekemian & Co. and the Trust’s Independent Auditors. The Independent Auditors have unrestricted access to the Audit Committee. The Independent Auditors make a quarterly report directly to the Audit Committee out of the presence of Hekemian & Co. concerning their functions as the Trust’s Independent Auditors.

The Board of Trustees has adopted a written charter setting out the audit related functions. The Audit Committee’s charter is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs. The Audit Committee reviews its charter on an annual basis and updates the charter as necessary.

Hekemian & Co. has primary responsibility for the Trust’s financial statements and the preparation of all financial statements and the maintenance of the Trust’s internal controls. The Independent Auditors audit the annual financial statements prepared by Hekemian & Co., express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Trust in conformity with GAAP and discuss with the Audit Committee any issues they believe should be raised.

For fiscal 2016, the Audit Committee reviewed the Trust’s audited financial statements and met with both Hekemian & Co. and EisnerAmper LLP, the Trust’s Independent Registered

Public Accounting Firm for the 2016 fiscal year, to review and discuss all financial statements and their respective assessments of the effectiveness of the Trust’s internal control over financial reporting. Hekemian & Co. has represented to the Audit Committee that the financial statements were prepared in conformity with GAAP.

The Audit Committee has received from and discussed with EisnerAmper LLP the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Independence Discussion with Audit Committees). These items relate to that firm’s independence from the Trust. The Audit Committee also discussed with EisnerAmper LLP any matters required to be discussed by Auditing Standards No. 16, as amended (Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Trustees that the Trust’s audited financial statements be included in the Trust’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, for filing with the SEC.

Submitted by:	Ronald J. Artinian, Chairman
Alan L. Aufzien
Herbert C. Klein

Corporate Governance

Code of Ethics

The Trust has adopted a Code of Ethics that is applicable to all Trustees, officers and management employees of the Trust, including, without limitation, the Trust’s principal executive and senior financial officers. The Audit Committee is charged with administering and interpreting the Code of Ethics. The Code of Ethics is available on the Trust’s website at www.freitnj.com under the “About FREIT” and “Corporate Governance” tabs.

Board Leadership Structure

The Board of Trustees does not have a fixed policy regarding the separation of the positions of Chairman of the Board and Chief Executive Officer; rather, the Board favors the flexibility to select the Chairman and to determine the optimal Board leadership structure from time to time in the best interests of the Trust and its Shareholders.

At this time, the Board of Trustees believes that the Trust and its Shareholders are best served by having the same individual, Robert S. Hekemian, serve as both Chairman of the Board and Chief Executive Officer. The Board of Trustees believes that the centralization of leadership through the combination of these two roles in a single individual promotes the development and implementation of corporate strategy and the advancement of the Trust’s goals. The combination of the Chairman and Chief Executive Officer positions in a single individual is the optimal structure for the Chief Executive Officer to efficiently and effectively execute his duties and fulfill his responsibilities as the principal executive officer of the Trust, to keep the Board informed about matters affecting the Trust and to facilitate communication between management and the Board. In addition, this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides for clear leadership and accountability and effective decision-making for the Trust. The Board of Trustees does not have a “lead” independent director.

Risk Oversight

The full Board of Trustees is responsible for actively overseeing the Trust’s risk profile and management’s processes for assessing and managing risk through regular meetings of the Board, as well as informal communications with management.  The Chairman and Chief Executive Officer, other senior management members and employees of Hekemian & Co., the Trust’s managing agent, regularly report to the Board on significant risks affecting the Trust, including financial, operational and strategic risks.  The full Board (or the appropriate committee of the Board, in the case of risks that are under the purview of a particular committee) receives these reports from management to enable the Board (or committee, as the case may be) to understand the Trust’s risk identification, risk management and risk mitigation strategies.

In addition, while the full Board of Trustees has the ultimate oversight responsibility for the risk oversight process, various committees of the Board comprised of independent directors also have responsibility for risk oversight.  The Audit Committee of the Board of Trustees (i) reviews and assesses risk relative to insurance coverage for the Trust’s operating activity and financial investments, including the investment of liquid assets; (ii) evaluates the impact, if any, of changes in interest rates and energy prices and oversees actions taken to mitigate risk associated with fluctuations in interest rates and energy prices; (iii) conducts internal control reviews and reports any material issues raised in the course of such reviews; and (iv) reviews internal controls on financial reporting with the Independent Auditors. The Audit Committee presents reports to the full Board of Trustees on a quarterly basis and reports any matters relative to risk oversight that require the attention or action of the full Board. The Compensation Committee oversees the Trust’s compensation programs to ensure that they do not create incentives that expose the Trust to unnecessary and excessive risks.

When a report from management is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board of Trustees, which enables the Board and the committees to coordinate the Board’s risk oversight role.

EXECUTIVE COMPENSATION

The Trust is externally managed by Hekemian & Co., a real estate management company established in 1933. Hekemian & Co. is owned by members of the family of Robert S. Hekemian, Chairman and Chief Executive Officer of the Trust, and Robert S. Hekemian, Jr., a Trustee of the Trust. As compensation for its management services, the Trust pays Hekemian & Co. management and other fees pursuant to a Management Agreement between the Trust and Hekemian & Co. In addition, as an incentive to the employees of Hekemian & Co. (including members of the Hekemian family) to identify and provide real estate investment opportunities for the Trust, the Trust has advanced to such employees who are investors in certain joint venture projects a portion of the equity capital required to be contributed by them to such joint ventures. The Management Agreement and these other incentives are more particularly described in “Certain Relationships and Related Party Transactions; Director Independence” below.

In view of the Trust’s external management structure, the Trust does not employ Executive Officers on a full-time basis. The following Compensation Discussion and Analysis presents information regarding the Trust’s compensation policies and programs and the compensation of the Trust’s Executive Officers.

Compensation Discussion and Analysis

Overview

The Trust’s compensation program is designed to properly compensate the Executive Officers commensurate with the duties and services that they are employed to perform for the Trust, to reward their dedication, hard work and success and align their interests with the long-term interests of the Trust. The Compensation Committee reviews the compensation paid to the Executive Officers in consideration of these objectives and makes recommendations to the Board of Trustees regarding its determinations. The various factors considered by the Compensation Committee in reaching its determinations concerning the compensation of the Executive Officers are discussed under “Fiscal 2016 Compensation” below.

Recovery of Erroneously Awarded Compensation

The Board of Trustees has adopted a policy that provides that, in the event that the Trust is required to prepare an accounting restatement due to the Trust’s material noncompliance with any financial reporting requirement, the Trust will require the reimbursement, cancellation or forfeiture, as the case may be and to the fullest extent permitted by applicable law, of any incentive-based compensation paid to any current or former Executive Officer during the three-year period preceding such restatement that was based on the erroneous data and that was paid in excess of the compensation that would have been paid to the Executive Officer based on the accounting restatement. The Trust will disclose any incentive-based compensation paid to any Executive Officer that is based on any measure of financial performance or any other financial information in the Trust’s proxy statement for the annual meeting of Shareholders and as required by the rules and regulations of the SEC.

As discussed under “Elements of Executive Compensation” below, the Trust did not pay any incentive-based compensation to any of the Executive Officers during fiscal 2016.

Hedging Policy

It is the policy of the Trust that no employee or Trustee of the Trust may purchase any financial instruments that are designed to hedge or offset any decrease in the market value of the Trust’s Shares that (i) were previously awarded, or acquired pursuant to the exercise of any option granted, to an employee or Trustee by the Trust as part of the compensation of such employee or Trustee or (ii) otherwise held, directly or indirectly, by an employee or Trustee, which financial instruments shall include, without limitation, puts, calls, straddles, equity swaps and any other derivative security that is directly linked to the Shares.

Elements of Executive Compensation

There are three elements to the compensation of the Executive Officers of the Trust: (1) base salary; (2) the Equity Incentive Plan; and (3) the Amended and Restated Deferred Fee Plan (the “Deferred Fee Plan”). The Compensation Committee and the Board of Trustees believe that these elements allow the Trust to accomplish its objectives of properly compensating the Executive Officers for their services to the Trust, rewarding the dedication, hard work and success of Executive Officers and aligning the interests of Executive Officers with the long-term interests of the Trust.

Except for base salary, benefits under the Equity Incentive Plan and Deferred Fee Plan, and fees paid to the Executive Officers for their service as Trustees, the Trust does not pay any other compensation or benefits to its Executive Officers, whether it be in the form of bonus, long-term incentive compensation, perquisites, rights, warrants, convertible securities, performance units, performance shares or other similar instruments. The Equity Incentive Plan and the Deferred Fee Plan are the only employee benefit plans maintained by the Trust. There are no employment contracts between the Trust and any of the Executive Officers, nor is there any compensatory plan or arrangement between the Trust and any of the Executive Officers pursuant to which an Executive Officer would receive payments as the result of his resignation or retirement as an Executive Officer, or any other event resulting in the termination of his relationship with the Trust as an Executive Officer, or as a result of a change in control of the Trust. The Trust’s Deferred Fee Plan, discussed below, provides that a participant may receive Shares with respect to amounts credited to such participant’s account under the Deferred Fee Plan, including amounts deferred thereunder and accrued interest, upon such participant’s attainment of the retirement age specified in the participant’s deferral election, such participant’s actual retirement, upon such participant’s cessation of services prior to retirement, or upon the occurrence of a change in control of the Trust as defined under the Deferred Fee Plan. The Trust’s Equity Incentive Plan provides that in the event of (i) a “change in control,” as such term is defined in the Equity Incentive Plan, or (ii) a sale of all or substantially all of the assets of the Trust, other than a sale of assets to a subsidiary or other affiliated entity of the Trust, all outstanding options granted under the Equity Incentive Plan shall become exercisable (to the extent not already exercisable) immediately before or contemporaneously with the occurrence of such change in control or sale, and each outstanding restricted share award granted under the Equity Incentive Plan shall immediately become free of all restrictions, conditions and forfeiture provisions. As of October 31, 2016, there were 178,800 unexercised options collectively held by the Executive Officers and Trustees of the Trust that were outstanding. Additional information with respect to outstanding stock options is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Robert S. Hekemian, Chairman of the Board and Chief Executive Officer of the Trust, is Chairman of the Board and Chief Executive Officer of Hekemian & Co., the managing agent of the Trust. Robert S. Hekemian, Jr., a Trustee of the Trust, is the President and Chief Operating Officer of Hekemian & Co. Pursuant to the terms of the Management Agreement between Hekemian & Co. and the Trust, Hekemian & Co. is entitled to receive a termination fee from the Trust under certain circumstances, including the non-renewal of the Management Agreement by the Trust, termination of the Management Agreement by the Trust without cause, or termination of the Management Agreement by the Trust following an acquisition of the Trust. See “Certain Relationships, Related Party Transactions; Director Independence” below.

Equity Incentive Plan

The Board of Trustees approved the Equity Incentive Plan on September 10, 1998, subject to approval by the Trust’s Shareholders. The Shareholders of the Trust approved the Equity Incentive Plan at the Annual Meeting of Shareholders held on April 7, 1999, and the Equity Incentive Plan became effective as of that date. On February 15, 2007, the Board of Trustees approved, subject to Shareholder approval, (i) an amendment to the Equity Incentive Plan to increase the number of Shares of the Trust reserved for issuance thereunder by 300,000 Shares and (ii) an amendment to the Equity Incentive Plan to extend the term of the Equity Incentive Plan, which would have expired on September 10, 2008, until September 10, 2018. The Shareholders approved such amendments at the Annual Meeting of Shareholders held on April 4, 2007.

The purpose of the Equity Incentive Plan is to allow the Trust to retain the services of individuals, including, but not limited to, Executive Officers, who have made, and/or who are expected to make, significant contributions to the business of the Trust and its subsidiaries, to align such persons’ interests with the long-term interests of the Trust, and to reward hard work, dedication and success by providing such individuals with an opportunity to acquire Shares of the Trust or receive other stock-based awards.

The Board of Trustees administers the Equity Incentive Plan and, based on recommendations made by the Compensation Committee, may grant options, restricted share awards, and other equity-based awards under the Equity Incentive Plan to eligible participants. The Compensation Committee did not recommend, and the Board of Trustees did not make, any grants of stock options or other equity-based awards under the Equity Incentive Plan during the 2016 fiscal year. However, inasmuch as Justin F. Meng and John A. Aiello had not yet been appointed to the Board at the time that the Board had last approved grants of stock options to the Trustees in September 2014 and therefore had not been granted stock options at that time, the Compensation Committee recommended to the Board of Trustees that Justin F. Meng and John A. Aiello each be granted options to acquire 19,000 Shares under the Equity Incentive Plan in November 2016, and the Board approved the Compensation Committee’s recommendation.

Amended and Restated Deferred Fee Plan

Effective November 1, 2000, the Board of Trustees adopted the Deferred Fee Plan, which is intended to provide a benefit to Executive Officers and Trustees who have made, and/or who are expected to continue to make, significant contributions to the long-term success of the Trust. An election to defer compensation is required to be made prior to the calendar year for which it will be effective, and is irrevocable with respect to the calendar year to which it applies.  The

Deferred Fee Plan was amended and restated effective December 31, 2008, and further amended and restated effective November 1, 2014.

The original purpose of the Deferred Fee Plan was to provide Executive Officers and Trustees with a long-term savings opportunity. Prior to the amendments to the Deferred Fee Plan that went into effect as of November 1, 2014, the Deferred Fee Plan permitted any Executive Officer or Trustee to elect to defer receipt of any compensation, including Executive Officer salary, Trustee annual retainer fees, meeting attendance fees, and property site inspection fees, and the rate of interest payable on any amounts deferred was fixed at 9% per annum, compounded quarterly.

The amendments to the Deferred Fee Plan that went into effect as of November 1, 2014 shifted the purpose of the Deferred Fee Plan from a long-term savings vehicle for eligible participants to an opportunity for eligible participants to increase their equity position in the Trust. As amended and restated effective November 1, 2014, the Deferred Fee Plan no longer permits Trustees who are also Executive Officers of the Trust to defer amounts payable to them as salary for their services as Executive Officers. Participants in the Deferred Fee Plan are only permitted to defer amounts payable to them for their service as Trustees. In addition, from and after November 1, 2014, amounts deferred, together with the interest accrued on a participant’s entire balance, shall be converted on the last day of each calendar month into share units that are equivalent to Shares (“Share Units”), and credited to the participant’s account. The number of Share Units to be credited will be determined by the closing price of the Shares on the date of the deferral. The participants’ existing balances as of October 31, 2014 shall be preserved in the form of cash and shall not be converted into Share Units, although the interest that accrues on such existing balances from and after November 1, 2014 will be converted into Share Units. As of November 1, 2014, the interest rate on participants’ cash balances under the Deferred Fee Plan was changed from 9% per annum to the average interest rate on ten-year Treasury bonds plus 150 basis points. In the event that any cash dividend is paid by the Trust with respect to the Shares, each participant will be credited with a number of Share Units equal to (x) the amount of the cash dividend paid with respect to one Share, (y) multiplied by the total number of Share Units credited to a participant’s account as of the record date for the dividend, (z) divided by the fair market value of one Share on the trading day immediately preceding the payment date of the dividend. In the event that any dividend is paid with respect to the Shares in Shares, each participant shall be credited with a number of Share Units equal to the number of full Shares that such participant would have received had the participant been the owner, on the record date for the dividend, of a number of Shares equal to the number of Share Units credited to the participant’s account.

A participant’s deferred benefits under the Deferred Fee Plan shall be paid to the participant at either: (i) the retirement age specified by the participant in the deferral election; (ii) actual retirement of the participant; (iii) upon the earlier cessation of duties as a Trustee of the Trust; or (iv) upon a change in control of the Trust, as defined in the Deferred Fee Plan.  On the payment date, the Trust shall issue to the participant a number of Shares equal to the number of Share Units credited to the participant’s account, and shall pay to the participant amounts maintained in the participant’s account as of October 31, 2014 as cash in either a lump sum or in a number of substantially equal annual installments over a period not to exceed 10 years, at the election of the participant, except if a participant elects to receive payment upon the occurrence of a change in control, in which case all such amounts shall be payable in a lump sum.  The Trust has not created and will not create a cash sinking fund for amounts deferred pursuant to the Deferred Fee Plan that are not payable in Shares.  As a result, any participant who elects to participate in the Deferred Fee Plan is an unsecured creditor of the Trust with respect to any amounts deferred thereunder.  The Deferred Fee Plan may be amended, suspended or terminated by resolution of the Board of Trustees at any time and from time to time, provided that no amendment, suspension or termination shall operate to adversely affect the plan benefits accrued or available for any participant.

As of October 31, 2014, an aggregate amount of $9,078,000 had been deferred under the Deferred Fee Plan, which represented an aggregate of $5,224,000 of deferred fees and $3,854,000 of accrued deferred interest, which amounts shall be maintained as cash in the participants’ accounts under the Deferred Fee Plan and shall not be converted into Share Units as described above.

During the 2016 fiscal year, participants deferred a total of approximately $683,100 under the Deferred Fee Plan, consisting of approximately $390,100 of deferred fees and accrued deferred interest of approximately $293,000. Pursuant to the amendments to the Deferred Fee Plan that became effective on November 1, 2014, the aggregate amount of $683,100 deferred by all participants converted into an aggregate of 34,454 Share Units during fiscal 2016, which were credited to the participants’ accounts. In addition, the participants were credited with an aggregate of 3,740 Share Units during fiscal 2016 representing dividends paid with respect to the Share Units credited to their accounts. Additional information regarding the participants’ deferral of fees and the conversion of deferred amounts into Share Units credited to their accounts is set forth under “Fiscal 2016 Nonqualified Deferred Compensation” and “Fiscal 2016 Trustee Compensation” below.

Fiscal 2016 Compensation

In fiscal 2014, the Compensation Committee determined and recommended to the Board that for fiscal 2015, the base salary paid to Robert S. Hekemian for his service as the Chairman and Chief Executive Officer of the Trust be increased to $300,000 per year from $205,000 per year, and the base salary paid to Donald W. Barney for his service as Chief Financial Officer and Treasurer of the Trust be increased to $75,000 per year from $50,000 per year. The Board of Trustees approved the Compensation Committee’s recommendations with respect to the increases in the base salaries of Mr. Hekemian and Mr. Barney. The Compensation Committee did not make any recommendations to the Board regarding the compensation of the Executive Officers for fiscal 2016, and the Board did not take any action with respect to the compensation of the Executive Officers for fiscal 2016.

The Compensation Committee considers the following factors, among other things, in the course of its review of the compensation for the Executive Officers, including with respect to both Robert S. Hekemian in his capacity as Chairman of the Board and Chief Executive Officer, and Donald W. Barney in his capacity as President, Treasurer and Chief Financial Officer: (i) compensation paid by other real estate investment trusts, both as a component of operating expenses and to ensure that the Trust’s compensation levels are competitive in the industry; (ii) the duties and responsibilities of the Executive Officers and the value of the services provided by them, including the amount of time expended by them on the Trust’s business; (iii) the Trust’s operating results and financial condition, as well as the condition and prospects of the residential and commercial real estate markets; and (iv) the results of the most recent shareholder advisory vote to approve the compensation of the Executive Officers, which was conducted at the 2014 Annual Meeting.

The Compensation Committee reviews compensation paid by other real estate investment trusts in the most general way in view of the fact that unlike many other real estate investment trusts, the Trust is externally managed and the Trust’s Executive Officers do not spend full time in their respective positions.  Mr. Hekemian devotes approximately 70% of his business activities to the Trust, and, as a result of that commitment, the compensation paid to him is more than the amount paid to other executive officers of the Trust. Mr. Barney devotes approximately 15% of his business activities to the Trust, and Mr. Aiello devotes approximately 10% of his business activities to the Trust and the compensation paid to them reflects these circumstances. In addition, in determining compensation to be paid to Executive Officers, the Compensation Committee considers the size and scope of the Trust’s business and operations as reflected on its balance sheet and income statement in relationship to other real estate investment trusts.

As required by the rules and regulations of the Securities and Exchange Commission, at the 2014 Annual Meeting of Shareholders, the Shareholders were asked to approve an advisory resolution approving the compensation of the Executive Officers as disclosed and described in the Compensation Discussion and Analysis, compensation tables and narratives contained in the Trust’s proxy statement used in connection with the 2014 Annual Meeting. The advisory resolution received the approval of approximately 95.6% of the votes cast on this proposal. The Compensation Committee and the Board of Trustees concluded from the strong approval of the advisory resolution that the Shareholders believe that the Trust’s compensation policies and the compensation paid to the Executive Officers are appropriate and reflective of the Trust’s objectives of aligning the interests of the Executive Officers with the long-term interests of the Trust. In accordance with the rules and regulations of the SEC, and based on the results of the vote by the Shareholders at the 2011 Annual Meeting on the frequency of such vote, the advisory vote by the Shareholders to approve the compensation of the Executive Officers will occur again at the Annual Meeting. The Compensation Committee will consider the results of the vote to approve the advisory resolution approving the compensation of the Executive Officers under Item 2 in the Committee’s review of, and recommendations with respect to, the Executive Officers’ compensation for fiscal 2017 and future years.

Risk Management

The Compensation Committee does not believe that the Trust’s executive compensation program gives rise to any risks that are reasonably likely to have a material adverse effect on the Trust. Executive Officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Trust. In addition, the Compensation Committee and the Board of Trustees have utilized, and expect to continue to utilize, the Equity Incentive Plan to align the interests of the Trustees and Executive Officers with the long-term interests of the Trust and the Shareholders through grants of stock options and other equity-based awards, thereby giving the Trustees and Executive Officers additional incentives to protect the long-term value of the Trust.

Executive Compensation and Financial Performance

As discussed above, the Executive Officers of the Trust are compensated primarily on a fixed salary basis and have not been awarded any incentive-based cash bonuses, and the compensation paid to the Executive Officers is not specifically dependent upon any particular measure of financial performance. However, the Compensation Committee considers, in general terms, both the overall financial performance and condition of the Trust and the Trust’s long-term prospects in the Committee’s determination of appropriate levels of executive salary, among other factors and considerations discussed under “Fiscal 2016 Compensation” above.

Chief Executive Officer Compensation and Employee Compensation

The table below sets forth comparative information regarding (A) the total compensation of the Chief Executive Officer for the 2016 fiscal year, (B) the median of the total compensation of all other employees of the Trust, not including the Chief Executive Officer, for the 2016 fiscal year, and (C) the ratio of the Chief Executive Officer’s total compensation to the median of the total compensation of all other employees (other than the Chief Executive Officer). As of October 31, 2016, the Trust had 42 employees, including 30 full-time employees, 10 part-time and seasonal employees and 2 Executive Officers of the Trust but not including the Chief Executive Officer.

Chief Executive Officer compensation (A)	$531,826
Median compensation of all employees (not including Chief Executive Officer) (B)	$35,360
Ratio of (A) to (B)	15.04

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended October 31, 2016, David F. McBride, Ronald J. Artinian and Alan L. Aufzien served on the Compensation Committee of the Board of Trustees, with Mr. McBride serving as the Chairman of the Committee. None of the members of the Compensation Committee served as an executive officer or employee of the Trust at any time during the 2016 fiscal year, nor have any of them ever served as an executive officer of the Trust in any prior year.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	David F. McBride, Chairman
Ronald J. Artinian
Alan L. Aufzien

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of all of the named executive officers of the Trust (the “Executive Officers”) as of October 31, 2016, October 31, 2015 and October 31, 2014 for services in all capacities to the Trust for the 2016, 2015 and 2014 fiscal years, respectively. During the fiscal year ended October 31, 2016, Robert S. Hekemian served as Chairman of the Board and Chief Executive Officer of the Trust, during which time Mr. Hekemian devoted approximately 70% of his business activities to the Trust; Donald W. Barney served as President, Treasurer and Chief Financial Officer of the Trust, during which time Mr. Barney devoted approximately 15% of his business activities to the Trust; and John A. Aiello, Esq. served as the Secretary and the Executive Secretary of the Trust, during which time Mr. Aiello devoted approximately 10% of his business activities to the Trust. With respect to all compensation, the term “paid” shall mean actually paid or deferred.

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Robert S. Hekemian,	2016	$300,000	$—	$—	$—	$—	$—	$231,826	(4)	$531,826
Chairman of the Board	2015	$300,000	$—	$—	$—	$—	$—	$238,392	(4)	$538,392
and Chief Executive Officer	2014	$205,000	$—	$—	$91,758	$—	$73,615	$363,639	(4)	$734,012

Donald W. Barney,	2016	$75,000	$—	$—	$—	$—	$—	$112,458	(5)	$187,458
President, Treasurer	2015	$75,000	$—	$—	$—	$—	$—	$117,493	(5)	$192,493
and Chief Financial Officer	2014	$50,000	$—	$—	$68,819	$—	$24,301	$129,898	(5)	$273,018

John A. Aiello, Esq.,	2016	$30,000	$—	$—	$—	$—	$—	$66,500	(6)	$96,500	(7)
Executive Secretary	2015	$30,000	$—	$—	$—	$—	$—	$27,500	(6)	$57,500	(7)
and Secretary	2014	$30,000	$—	$—	$—	$—	$—	$12,400	(6)	$42,400	(7)

(1)	Represents the positions held by each Executive Officer for the fiscal years ended October 31, 2016, October 31, 2015 and October 31, 2014.
(2)	Represents payment to the Executive Officers for their services as Executive Officers of the Trust. Prior to November 1, 2014, with the exception of Mr. Aiello, the Executive Officers elected to defer such amounts pursuant to the terms of the Deferred Fee Plan. As a result of the amendments to the Deferred Fee Plan that went into effect November 1, 2014, Executive Officers are no longer permitted to defer amounts paid to them in their capacities as Executive Officers. See “Amended and Restated Deferred Fee Plan,” above.
(3)	Represents the interest rate spread due to the above-market accrued interest earned on deferred executive officer and other fees payable to the Executive Officer for service as an Executive Officer and Trustee in fiscal 2014, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan as permitted under such plan prior to November 1, 2014. For fiscal 2014, the interest rate was 9% per annum, compounded quarterly, which was the interest rate that was fixed by the Board of Trustees at the time the Deferred Fee Plan was originally adopted in November 2000. Effective beginning November 1, 2014, the Deferred Fee Plan was amended to provide that the interest rate was equal to the average interest rate on ten-year Treasury bonds plus 150 basis points. The Deferred Fee

Plan was also amended to provide that accrued deferred interest from and after November 1, 2014 would be converted into Share Units equivalent to Shares on a monthly basis. See below for a table setting forth information regarding the Share Units credited to each Executive Officer’s account under the Deferred Fee Plan during fiscal 2016 and fiscal 2015. See “Amended and Restated Deferred Fee Plan” above for a description of the amendments to the Deferred Fee Plan.

(4)	Of these amounts, $155,541, $170,970 and $243,900 represent accrued interest earned on amounts deferred by the Executive Officer for service as an Executive Officer in fiscal 2016, 2015 and 2014, respectively, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan, pursuant to which payment of accrued interest is deferred until such time that the deferred executive officer fees are paid to the Executive Officer; $53,000, $58,600 and $42,500 represent annual retainer fees, meeting fees and other fees paid to the Executive Officer in fiscal 2016, 2015 and 2014, respectively, as consideration for his service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $0, $0 and $77,240 represent accrued interest earned on deferred annual retainer fees, meeting fees and other fees payable to the Executive Officer in fiscal 2016, 2015 and 2014, respectively, for service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $23,285 and $8,822 represent dividends earned related to accrued interest and fees in fiscal 2016 and 2015, respectively. Pursuant to the amendments to the Deferred Fee Plan that became effective on November 1, 2014, the aggregate amount of $231,826 deferred (including dividends earned on deferral) for fiscal 2016 converted into an aggregate of 11,745 Share Units, and the aggregate amount of $238,392 deferred (including dividends earned on deferral) for fiscal 2015 converted into an aggregate of 12,007 Share Units. See “Amended and Restated Deferred Fee Plan,” above.
(5)	Of these amounts, $51,078, $56,309 and $52,876 represent accrued interest earned on amounts deferred by the Executive Officer for service as an Executive Officer in fiscal 2016, 2015 and 2014, respectively, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan, pursuant to which payment of accrued interest is deferred until such time that the deferred executive officer fees are paid to the Executive Officer; $50,000, $56,800 and $24,200 represent annual retainer fees, meeting fees and other fees paid to the Executive Officer in fiscal 2016, 2015 and 2014, respectively, as consideration for his service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $0, $0 and $52,823 represent accrued interest earned on deferred annual retainer fees, meeting fees and other fees payable to the Executive Officer in fiscal 2016, 2015 and 2014, respectively, for service on the Board of Trustees and, if applicable, its committees, but deferred at the election of the Executive Officer pursuant to the terms of the Deferred Fee Plan; $11,380 and $4,384 represent dividends earned related to accrued interest and fees in fiscal 2016 and 2015, respectively. Pursuant to the amendments to the Deferred Fee Plan that became effective on November 1, 2014, the aggregate amount of $112,458 deferred (including dividends earned on deferral) for fiscal 2016 converted into an aggregate of 5,667 Share Units, and the aggregate amount of $117,493 deferred (including dividends earned on deferral) for fiscal 2015 converted into an aggregate of 5,919 Share Units. See “Amended and Restated Deferred Fee Plan,” above.
(6)	During the fiscal year ended October 31, 2014, the Executive Secretary was entitled to receive (i) meeting attendance fees in the amount of $800 for each meeting of the Board of Trustees and its committees attended, $400 for each meeting participated in by teleconference; and (ii) property site inspection fees in the amount of $800 for each site inspection attended and reimbursement of all reasonable and verified out-of-pocket expenses incurred in connection with the site visit. During the fiscal years ended October 31, 2016 and October 31, 2015, the Executive Secretary was entitled to receive (i) meeting attendance fees in the amount of $1,500 for each meeting of the Board of Trustees and its committees attended, $1,000 for each meeting participated in by teleconference; and (ii) property site inspection fees in the amount of $1,000 for each site inspection attended and reimbursement of all reasonable and verified out-of-pocket expenses incurred in connection with the site visit.
(7)	Mr. Aiello is an officer and shareholder in the law firm of Giordano, Halleran & Ciesla, P.C. During fiscal 2016, 2015 and 2014, Mr. Aiello paid to the law firm the retainer and meeting fees which he received in connection with his services as Secretary and Executive Secretary of the Trust during fiscal 2016, 2015 and 2014.

The following table sets forth information concerning the compensation of the Executive Officers that was deferred pursuant to the Deferred Fee Plan, described under “Amended and Restated Deferred Fee Plan” above, for the fiscal year ended October 31, 2016:

FISCAL 2016 NONQUALIFIED DEFERRED COMPENSATION

Name (1)	(a) (2) Executive Contributions in Last FY ($)	(b) (2) Registrant Contributions in Last FY ($)	(c) Aggregate Earnings in Last FY ($)	(d) Aggregate Withdrawals/ Distributions ($)	(e) (2) Aggregate Balance at Last FYE ($)
Robert S. Hekemian	$53,000	$—	$178,826	$—	$5,289,086
Donald W. Barney	$50,000	$—	$62,458	$—	$1,812,418
John A. Aiello, Esq.	$—	$—	$—	$—	$—
(1)	Effective November 1, 2000, the Board of Trustees adopted the Deferred Fee Plan for its Executive Officers and its Trustees. The Deferred Fee Plan was amended and restated on December 30, 2008, effective as of December 31, 2008, and further amended and restated on September 4, 2014, effective beginning November 1, 2014. Prior to the amendments that went into effect beginning November 1, 2014, the Deferred Fee Plan permitted any Executive Officer or Trustee to elect to defer receipt of any executive officer, Trustee retainer, meeting attendance, or property site inspection fee. As a result of the amendments to the Deferred Fee Plan that went into effect on November 1, 2014, participants in the Deferred Fee Plan who are also Executive Officers of the Trust are only permitted to defer amounts paid to them in their capacities as Trustees, and are not permitted to defer amounts paid to them in their capacities as Executive Officers. Please see the full discussion of the Deferred Fee Plan under “Amended and Restated Deferred Fee Plan” above.
(2)	All amounts reported in columns (a) and (b) are reported as compensation to the named executive officers in their capacities as members of the Board of Trustees in the fiscal year ended October 31, 2016 in the Summary Compensation Table above.

The following table sets forth information concerning the conversion into Share Units of deferred fees, accrued deferred interest and dividends payable with respect to credited Share Units under the Deferred Fee Plan during fiscal 2016, and the aggregate number of credited Share Units, for each Executive Officer individually.

Participant	Aggregate Deferred Fees for FY 2016	Accrued Deferred Interest for FY 2016	Dividends Payable on Credited Share Units for FY 2016	Share Units Credited for FY 2016	Aggregate Share Units Credited
Robert S. Hekemian	$53,000	$155,541	$23,285	11,745	23,752
Donald W. Barney	$50,000	$51,078	$11,380	5,667	11,586
John A. Aiello, Esq.	$ ---	$ ---	$ ---	---	---

See “Amended and Restated Deferred Fee Plan” above for more information concerning the terms and provisions of the Deferred Fee Plan and the information set forth in these tables.

Securities Authorized for Issuance under Equity Compensation Plans

The number of stock options outstanding under the Equity Incentive Plan, the weighted-average exercise price of the outstanding options, and the number of securities remaining available for issuance, as of October 31, 2016 were as follows:

EQUITY COMPENSATION PLAN TABLE

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	229,880	$18.45	222,920

Equity compensation plans not approved by security holders	—	—	—

Total	229,880	$18.45	222,920
(1)	The Trust currently has no equity compensation plans other than the Equity Incentive Plan described under “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unexercised Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Robert S. Hekemian	19,200	28,800 (1)	---	$18.45 (2)	9/3/2024	---	---	---	---
Donald W. Barney	14,400	21,600 (1)	---	$18.45 (2)	9/3/2024	---	---	---	---
John A. Aiello, Esq. (3)	---	---	---	---	---	---	---	---	---

(1)	The Shares underlying this option vest in equal installments over a period of five years from September 4, 2014, the date of grant.
(2)	The exercise price of this option is equal to the Fair Market Value of the Shares on the date of grant, as such term is defined in the Equity Incentive Plan, which is described under “Compensation Discussion and Analysis” above.
(3)	On November 10, 2016, upon the Compensation Committee’s recommendation, the Board granted John A. Aiello options to acquire 19,000 Shares vesting in equal annual installments over a period of five years, with the first such installment vesting on September 4, 2017, at an exercise price of $21 per Share, which was equal to the Fair Market Value of the Shares on the date of grant.

Fiscal 2016 Option Exercises and Stock Vested

There were no exercises of stock options or vesting of stock held by Executive Officers in the fiscal year ended October 31, 2016.

ITEM 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and the rules and regulations promulgated thereunder provide that, not less frequently than once every three years, an issuer shall include in its proxy statement for its annual meeting of shareholders an advisory resolution subject to a shareholder vote to approve the compensation of the Trust’s Executive Officers.  The Trust last included such an advisory resolution in its proxy statement in connection with the Trust’s 2014 Annual Meeting. At the 2017 Annual Meeting, you are asked to approve the compensation of the Trust’s Executive Officers as described under the heading “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion, by voting in favor of the following advisory resolution:

“RESOLVED, that the shareholders of First Real Estate Investment Trust of New Jersey approve the compensation of the Executive Officers as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Under the rules and regulations of the Securities and Exchange Commission, your vote is advisory and will not be binding upon the Trust or the Board of Trustees and will not be construed to overrule any decision by the Trust or the Board or require the Board to take any action.  However, the Compensation Committee and the Board of Trustees will take the results of this advisory vote into consideration when considering future compensation arrangements for the Executive Officers and whether any adjustments or modifications are warranted.

As discussed in this Proxy Statement, the Compensation Committee and the Board of Trustees believe that the Trust’s compensation programs and the actual compensation paid to the Executive Officers are supportive of the long-term interests of the Trust and the creation of value for the Trust’s Shareholders. Accordingly, the Board of Trustees unanimously recommends a vote FOR the approval of the advisory resolution approving the compensation of the Executive Officers, as described in this Proxy Statement.

The affirmative vote of a majority of the votes cast at the Annual Meeting will approve this advisory resolution.

ITEM 3 – ADVISORY RESOLUTION TO DETERMINE FREQUENCY OF VOTE ON AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and the rules and regulations promulgated thereunder provide that, not less frequently than once every six years, an issuer shall include in its proxy statement for its annual meeting of shareholders an advisory resolution subject to a shareholder vote to determine whether a vote to approve an advisory resolution approving executive compensation, as set forth in Item 2 above, will occur every year, every two years or every three years. The Trust last included such an advisory resolution in its proxy statement in connection with the 2011 Annual Meeting of Shareholders, which was the first time the Trust was required to include this advisory resolution in its proxy statement. At the 2011 Annual Meeting of Shareholders, the Trust’s Shareholders approved a three-year interval.

At the 2017 Annual Meeting, you are asked to vote on the resolution below to determine whether the vote to approve an advisory resolution approving the compensation of the Executive Officers of the Trust will be held every year, every two years or every three years.

“RESOLVED, that the advisory vote required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, to approve the compensation of the Executive Officers of First Real Estate Investment Trust of New Jersey shall occur (i) every year; (ii) every two years; or (iii) every three years [specific interval to be determined based on results of shareholder voting] at the annual meeting of shareholders of First Real Estate Investment Trust of New Jersey, from and after the 2017 Annual Meeting of Shareholders.”

Under the rules and regulations of the Securities and Exchange Commission, your vote is advisory and will not be binding upon the Trust or the Board of Trustees and will not be construed to overrule any decision by the Trust or the Board or require the Board to take any action.  However, the Trust and the Board of Trustees will take the outcome of this advisory vote into account when considering the frequency of the advisory vote to approve the compensation of the Executive Officers.

The Board of Trustees believes that the goals of the Trust’s executive compensation programs of supporting the long-term interests of the Trust and long-term value creation for its Shareholders are best served by an advisory vote to approve the compensation of the Executive Officers in three-year intervals. The Board is concerned that this long-term focus could be compromised and undermined by holding such vote with any greater frequency by shifting the focus of executive compensation to short-term performance measures. In addition, the Board believes that three-year intervals will afford the Compensation Committee sufficient time to assess the Shareholders’ views on the Trust’s compensation programs and to effectively deliberate and implement appropriate responses. The three-year time frame will also give Shareholders the best opportunity to evaluate the effectiveness of the Trust’s compensation programs in view of the Trust’s long-term goals.

Accordingly, the Board of Trustees unanimously recommends a vote for THREE YEARS in favor of holding the vote to approve an advisory resolution approving the compensation of the Executive Officers every three years.

The interval that receives a plurality of the votes cast at the Annual Meeting will be approved.

TRUSTEE COMPENSATION

For the 2016 fiscal year, each Trustee was entitled to receive (i) an annual retainer fee of $35,000 per year (which annual retainer fee was pro rated for those Trustees who were appointed as Trustees in the middle of fiscal 2016); (ii) a per meeting attendance fee of $1,500 per meeting of the Board and each committee of which a Trustee is a member; (iii) a per meeting fee for telephonic meetings of $1,000 per meeting of the Board and each committee; and (iv) a site inspection fee of $1,000 per site inspection. The Chairman of the Board was entitled to receive a per meeting attendance fee of $1,800 per meeting of the Board, and the Chairman of the Audit Committee and the Chairman of the Compensation Committee were entitled to receive per meeting attendance fees of $1,800 per meeting of the Audit Committee and Compensation Committee, respectively. The Chairman of the Audit Committee was entitled to receive an additional annual retainer fee of $10,000, and the Chairman of the Compensation Committee was entitled to receive an additional annual retainer fee of $7,500.

The Trustees are entitled to defer all or any part of their retainer, meeting and property site inspection fees pursuant to the terms of the Deferred Fee Plan. See “Amended and Restated Deferred Fee Plan.” For the fiscal year ended October 31, 2016, Trustees (including the Trustees who were also Executive Officers during fiscal 2016) elected to defer an aggregate amount of approximately $683,100 of annual retainer fees, meeting attendance fees, site inspection fees and accrued interest payable to them for their services to the Board of Trustees and its committees, which amount was converted into an aggregate of 34,454 Share Units during fiscal 2016. In addition, the Trustees (including the Trustees who were also Executive Officers during fiscal 2016) were credited with an aggregate of 3,740 Share Units during fiscal 2016 from the conversion of dividends paid with respect to the Share Units credited to their accounts. See “Amended and Restated Deferred Fee Plan” under “Executive Compensation” above. For the fiscal year ended October 31, 2016, the Trust paid an aggregate of $75,000 of annual retainer fees, meeting attendance fees and site inspection fees to the Trustees in cash for their services to the Board of Trustees and its committees.

FISCAL 2016 TRUSTEE COMPENSATION (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)	Total ($)
Herbert C. Klein	$84,551	$—	$—	$—	$—	$—	$84,551
Ronald J. Artinian	$104,712	$—	$—	$—	$—	$—	$104,712
Alan L. Aufzien	$86,960	$—	$—	$—	$—	$—	$86,960
David F. McBride	$73,643	$—	$—	$—	$—	$—	$73,643
Robert S. Hekemian, Jr.	$64,984	$—	$—	$—	$—	$—	$64,984
Justin F. Meng (3)	$36,750	$—	$—	$—	$—	$—	$36,750
(1)	See the Summary Compensation Table above for information regarding compensation paid to each of Robert S. Hekemian, Donald W. Barney and John A. Aiello in connection with their positions as Trustees.
(2)	Effective November 1, 2014, the Deferred Fee Plan was amended to provide that the interest rate was equal to the average interest rate on ten-year Treasury bonds plus 150 basis points. The Deferred Fee Plan was also amended to provide that accrued deferred interest from and after November 1, 2014 would be converted into Share Units equivalent to Shares on a monthly basis. See “Amended and Restated Deferred Fee Plan” above for a description of the amendments to the Deferred Fee Plan.
(3)	Justin F. Meng was appointed as a Trustee on February 4, 2016. The annual retainer fee paid to Mr. Meng for his service as a Trustee during fiscal 2016 is pro rated based on the partial year during which he served as a Trustee.

The following table sets forth information concerning the conversion of deferred fees and accrued deferred interest into Share Units under the Deferred Fee Plan during fiscal 2016 for each Trustee who participated in the Deferred Fee Plan during fiscal 2016, except that the information concerning the participation of Robert S. Hekemian, Chairman and Chief Executive Officer of the Trust, Donald W. Barney, President, Chief Financial Officer and Treasurer of the Trust, and John A. Aiello, Esq., Executive Secretary and Secretary of the Trust, in the Deferred Fee Plan in their capacities as Trustees is set forth under “Executive Compensation” above.

Participant	Aggregate Deferred Fees for FY 2016	Accrued Deferred Interest for FY2016	Dividends Paid on Credited Share Units for FY 2016	Share Units Credited for FY 2016	Aggregate Share Units Credited
Herbert C. Klein	$56,000	$20,047	$8,504	4,239	8,664
Ronald J. Artinian	$67,200	$27,060	$10,452	5,251	10,669
Alan L. Aufzien	$56,000	$22,217	$8,743	4,362	8,908
David F. McBride	$57,875	$8,495	$7,273	3,682	7,422
Robert S. Hekemian, Jr.	$50,000	$8,576	$6,408	3,248	6,543
Justin F. Meng	$-	$-	$-	-	-
Totals	$287,075	$86,395	$41,380	20,782	42,206

Performance Graph

The graph below compares the cumulative total return on the Shares for the period covering the five fiscal years ended October 31, 2016 with the performance of the Russell 2000 Index and the FTSE NAREIT Equity REIT Index. The graph assumes that $100 was invested on October 31, 2011 in the Trust’s Shares, the Russell 2000 Index, and the FTSE NAREIT Equity REIT Index, and that all dividends were reinvested. The closing price used in the analysis for the performance graph below is $20.55 per share at October 31, 2016.

Certain Relationships and Related Party Transactions; Director Independence

Of the nine members of the Board of Trustees, Herbert C. Klein, Ronald J. Artinian, Alan L. Aufzien, David F. McBride and Justin F. Meng qualify as “independent directors” in accordance with the applicable NASDAQ Listing Rules and SEC rules. The independence of the Trustees serving on committees of the Board of Trustees is discussed under “Committees of the Board of Trustees” above.

The Board of Trustees has adopted a written charter for the Audit Committee (see “Audit Committee Report” above) whereby the Audit Committee oversees and evaluates all related party transactions proposed to be entered into by the Trust. In addition, the Declaration of Trust contains procedures in the event of any proposed purchase or sale of any properties between the Trust and any Trustee, Executive Officer or any firm, partnership or corporation in which a Trustee or Executive Officer has or may have an interest. Further, the Trust has adopted a Code of Ethics applicable to all Trustees, Executive Officers and management employees of the Trust (see “Corporate Governance – Code of Ethics” above), which Code of Ethics promotes the honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Robert S. Hekemian, Chairman of the Board and Chief Executive Officer of the Trust, and his sons, Robert S. Hekemian, Jr., a Trustee of the Trust, Bryan S. Hekemian and David B. Hekemian, are the sole shareholders of Hekemian & Co. Robert S. Hekemian holds a 0.2% interest in Hekemian & Co. and Robert S. Hekemian, Jr. holds a 33.3% interest in Hekemian & Co. The balance of the interests in Hekemian & Co. is held by Bryan S. Hekemian and David B. Hekemian. Robert S. Hekemian serves as the Chairman of the Board and Chief Executive Officer of Hekemian & Co.; Robert S. Hekemian, Jr. serves as the President and Chief Operating Officer of Hekemian & Co.; Bryan S. Hekemian serves as a Vice President and the Secretary of Hekemian & Co.; David B. Hekemian serves as a Vice President and the Treasurer of Hekemian & Co.; and Serge Krikorian, Robert S. Hekemian’s brother-in-law, serves as the Vice President-Insurance Department of Hekemian & Co.

On April 10, 2002, the Trust and Hekemian & Co. entered into a Management Agreement, effective as of November 1, 2001, replacing the Management Agreement dated December 20, 1961, as extended. The term of the Management Agreement was automatically renewed as of November 1, 2015 for a two-year period, which will expire on October 31, 2017. The term of the Management Agreement automatically renews for periods of two years unless either party gives not less than six months prior notice to the other of non-renewal. The Trust may terminate the Management Agreement (i) without cause upon one year’s prior written notice, (ii) for cause if Hekemian & Co. has not cured an event of default within 30 days of receipt of notice of termination from the Trust, or (iii) in the event of an acquisition of the Trust where the Trust ceases to effectively exist as an operating entity. The Management Agreement provides for a termination fee in the event of a termination by the Trust without cause or following a merger or acquisition of the Trust.

Under the Management Agreement, Hekemian & Co. serves as Managing Agent for the Trust and the Trust’s properties which the Trust owned on November 1, 2001. The Trust may retain Hekemian & Co. or other managing agents to manage its properties acquired after November 1, 2001 and to perform various other duties such as sales, acquisitions, and development with respect to any or all of the Trust’s properties. However, Hekemian & Co. currently manages all properties owned by the Trust and all subsidiaries and affiliates of the Trust, except for the commercial office space of the Rotunda, a mixed use (office, retail and residential) property located in Baltimore, Maryland that was acquired in July 2005 by Grande Rotunda, LLC (“Grande Rotunda”), a limited liability company in which the Trust owns a 60% equity interest. An unaffiliated third party management company manages the commercial office space at the Rotunda. Hekemian & Co. is not the exclusive advisor for the Trust to locate and recommend investments deemed suitable for the Trust, and it is not required to offer potential acquisition properties exclusively to the Trust before acquiring those properties for Hekemian & Co.’s own account or for others, including shareholders and employees of Hekemian & Co.

The Trust retained Hekemian & Co. to manage the Preakness Shopping Center, which was acquired on November 1, 2002 by WaynePSC, LLC (“WaynePSC”), a limited liability company in which the Trust owns a 40% membership interest, and the Damascus Shopping Center, which was acquired on July 31, 2003 by Damascus Centre, LLC (“Damascus Centre”), a limited liability company in which the Trust owns a 70% equity interest. In fiscal 2004, the Trust retained Hekemian & Co. to manage The Pierre Towers, an apartment complex acquired on April 15, 2004 by S And A Commercial Associates Limited Partnership (“S&A”), a limited partnership in which the Trust owns a 65% equity interest. In fiscal 2005, the Trust retained Hekemian & Co. to provide supervisory and management services to Grande Rotunda, although the Trust did not retain Hekemian & Co. to manage the commercial office space at the Rotunda.

Pursuant to the terms of the Management Agreement, the Trust pays Hekemian & Co. certain basic management fees, mortgage fees, administrative fees, other miscellaneous fees and leasing commissions as compensation for its services. The Management Agreement includes a detailed schedule of such fees and commissions for those services which the Managing Agent may be called upon to perform. During the fiscal year ended October 31, 2016, the Trust paid or accrued to Hekemian & Co. and Hekemian Development Resources, LLC, a wholly-owned subsidiary of Hekemian & Co. (“Hekemian Resources”), management and other fees in the approximate aggregate amount of $2,951,000, which includes the management fees of approximately $1,930,000 described in more detail below, and mortgage, leasing and other fees in the approximate amount of $1,021,000. Included in other fees are approximately $443,000 in development fees payable to Hekemian Resources related to the Rotunda redevelopment project, which is described in more detail below.

The Trust also uses the resources of Hekemian & Co.’s insurance department to secure insurance coverage for its properties and subsidiaries. Hekemian & Co. is paid a commission for these services, which amounted to approximately $164,000 in fiscal 2016.

During the fourth quarter of fiscal 2007, the Board of Trustees approved development fee arrangements for supervising the Rotunda and Damascus Shopping Center redevelopment projects. Hekemian Resources entered into Agency Agreements with each of Grande Rotunda and Damascus Centre for the performance of management services in connection with the Rotunda and Damascus Center redevelopment projects on December 10, 2009 and August 13, 2008, respectively. The Agency Agreement with respect to the Rotunda was subsequently amended as of July 24, 2012 based on revisions to the scope of the project approved by the Board. The Agency Agreement with respect to the Rotunda project provides for Hekemian Resources to receive a fee equal to 6.375% of the total development costs as defined less the amount of $3,000,000 that Grande Rotunda had previously paid to Hekemian & Co. for the Rotunda project. Such development fees may be modified should the Board of Trustees approve a change in the scope of the project. In addition, a fee in the amount of $1,400,000 is payable to Hekemian Resources in connection with the revision to the scope of the Rotunda project, of which the Trust paid $500,000 to Hekemian Resources in Fiscal 2013. The balance of $900,000 will be paid upon the issuance of a certificate of occupancy for the multi-family portion of the project, and has been included in accounts payable on the Company’s consolidated balance sheet at October 31, 2016.

For the fiscal year ended October 31, 2016, the Trust incurred fees to Hekemian Resources of approximately $443,000 for development activities at the Rotunda and for services rendered or to be rendered by Hekemian Resources, including obtaining approvals from governmental authorities, the coordination of architectural, engineering and legal services necessary to obtain governmental approvals and building permits, and services rendered prior to the execution of the agency agreement in connection with the Rotunda redevelopment project. In previous fiscal years, all of the aforementioned development fees incurred were capitalized and included in “Construction in Progress” on the Trust’s Consolidated Balance Sheet. However, as the Rotunda project is now operational, these development fees were re-classified into “Real Estate” on the Trust’s Consolidated Balance Sheet beginning in the fourth quarter of fiscal 2016.

The Damascus Center redevelopment project has been completed, and all development fees due and payable pursuant to the Agency Agreement between Hekemian Resources and Damascus Centre were paid in full prior to the 2014 fiscal year. Pursuant to the terms of the Management Agreement, Damascus Centre pays Hekemian & Co. leasing commissions with respect to leasing activity at the Damascus Center. There were no leasing commissions paid by Damascus Centre to Hekemian & Co. during the 2016 fiscal year.

From time to time, the Trust engages Hekemian & Co. to provide certain additional services, such as consulting services related to development and financing activities of the Trust. Separate fee arrangements are negotiated between the Trust and Hekemian & Co. with respect to such services. The Trust also reimburses Hekemian & Co. for the salaries, payroll taxes, insurance costs and certain other costs of personnel employed at the Trust’s properties by Hekemian & Co. on behalf of the Trust.

The Trust’s real estate investments may be in the form of wholly-owned fee interests or, if the circumstances warrant, joint venture interests. The Trust will make certain real estate investments through joint ventures with other parties from time to time in order to diversify risk. The Trust will also consider investing in real estate that requires development or that involves particular risk through joint ventures in order to meet the Trust’s investment objectives. In furtherance of these objectives, the Trust has invested in joint ventures with employees and affiliates of Hekemian & Co. and with Trustees of the Trust, as described below.

The Trust owns a 60% equity interest in, and is the managing member of, Grande Rotunda. Rotunda 100, LLC, a New Jersey limited liability company (“Rotunda 100”), owns a 40% interest in Grande Rotunda. Robert S. Hekemian, Chairman and Chief Executive Officer of the Trust, and members of his immediate family, including Robert S. Hekemian, Jr., a Trustee of the Trust, and other employees of Hekemian & Co. have majority managing control of Rotunda 100. In July 2005, Grande Rotunda completed the acquisition of the Rotunda for a purchase price of approximately $31 million (inclusive of transaction costs), which was financed in part from an acquisition loan in the amount of $22.5 million, and the balance of which was contributed in cash by the members of Grande Rotunda in proportion to their membership interests. As an incentive to the employees of Hekemian & Co. to identify and provide real estate investment opportunities for the Trust, the Trust advanced to the employees of Hekemian & Co. who are members of Rotunda 100 (including Robert S. Hekemian, Jr. and certain other members of the immediate family of Robert S. Hekemian), 50% of the amount of the equity capital required to be contributed by them to Rotunda 100 in connection with the acquisition and operation of the Rotunda. The Trust initially loaned an aggregate amount of approximately $1,900,000 to those Hekemian & Co. employees (including approximately $1,700,000 million to Robert S. Hekemian, Jr., a Trustee of the Trust, and certain other members of the immediate family of Robert S. Hekemian) with respect to their equity capital contributions (the “Rotunda Notes”). On May 8, 2008, the Board of Trustees approved amendments to the loan agreements to increase the aggregate amount of the loans to $4,000,000. These loans bear interest that floats at 225 basis points over the 90 day London Interbank Offered Rate (“LIBOR”), as adjusted each November 1, February 1, May 1 and August 1. The Rotunda Notes provide for payments of accrued interest on a quarterly basis. No principal payments are required during the term of the Rotunda Notes, except that the borrowers are required to pay to the Trust all refinancing proceeds and other cash flow they receive from their interests in Grande Rotunda. These payments shall be applied first to accrued and unpaid interest and then any outstanding principal. The Rotunda Notes were originally scheduled to mature at the earlier of (a) 10 years after issue, on June 19, 2015 and (b) at the election of the Trust, 90 days after the borrower terminates employment with Hekemian & Co., at which time all outstanding unpaid amounts would be due. On June 4, 2015, the Board approved an extension of the terms of each of the Rotunda Notes to the earlier to occur of (a) June 19, 2018 and (b) the day that is 5 days after Grande Rotunda, LLC closes on a permanent mortgage loan secured by the Rotunda property. The loans are secured by such employees’ membership interests in Rotunda 100. During the fiscal year ended October 31, 2016, accrued and unpaid interest under the Rotunda Notes aggregated approximately $559,900. At October 31, 2016, the outstanding principal balance on the Rotunda Notes was $4,000,000. Grande Rotunda paid Hekemian & Co. approximately $38,000 in management fees during fiscal 2016, which is included in the $1,930,000 of management fees paid by the Trust to Hekemian & Co. during the 2016 fiscal year mentioned above.

The Trust owns a 70% membership interest in Damascus Centre, which is the owner of the Damascus Shopping Center. During fiscal 2005, in order to incentivize employees of Hekemian & Co., the Trust’s Board authorized an investor group comprised principally of Hekemian employees (including Robert S. Hekemian, Robert S. Hekemian, Jr. and certain other members of the immediate family of Robert S. Hekemian) (the “Hekemian Group”) to acquire a 30% equity interest in Damascus Centre through Damascus 100, LLC (“Damascus 100”). The sale of an equity interest in Damascus Centre to Damascus 100 was completed on October 31, 2006, at a sale price of $3,224,000, of which the Trust financed approximately $1,451,000. The Trust agreed to advance to the Hekemian Group up to 50% of the amount of the equity purchase price required to be paid by them (including approximately $1,300,000 to Robert S. Hekemian, Jr. and certain other members of the immediate family of Robert S. Hekemian) (the “Damascus Notes”). These advances are in the form of secured loans that bear interest that floats at 225 basis points over the 90 day LIBOR, as adjusted each November 1, February 1, May 1 and August 1. The Damascus Notes provide for payments of accrued interest on a quarterly basis. No principal payments are required during the term of the Damascus Notes, except that the borrowers are required to pay to the Trust all refinancing proceeds and other cash flow they receive from their interests in Damascus Centre. These payments shall be applied first to accrued and unpaid interest and then any outstanding principal. The Damascus Notes were originally scheduled to mature at the earlier of (a) 10 years after issue, on September 30, 2016 and (b) at the election of the Trust, 90 days after the borrower terminates employment with Hekemian & Co., at which time all outstanding unpaid amounts would be due. On June 4, 2015, the Board approved an extension of the term of each of the Damascus Notes to the earlier to occur of (a) June 19, 2018 and (b) the day that is 5 days after the Grande Rotunda, LLC closes on a permanent mortgage loan secured by the Rotunda property. The loans are secured by such employees’ membership interests in Damascus 100. During the fiscal year ended October 31, 2016, accrued and unpaid interest under the notes aggregated to approximately $326,000. At October 31, 2016, the outstanding principal balance on the Damascus Notes was $1,450,858. Damascus Centre paid Hekemian & Co. approximately $133,000 in management fees during fiscal 2016, which is included in the $1,930,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2016 fiscal year mentioned above.

The Trust owns a 40% membership interest in Westwood Hills, LLC, a New Jersey limited liability company (“Westwood Hills”), which is the owner of a 210-unit residential apartment complex in Westwood, New Jersey. In addition, Trustees Robert S. Hekemian, Donald W. Barney, Herbert C. Klein, Ronald J. Artinian and Robert S. Hekemian, Jr. and members of the immediate families of Robert S. Hekemian and Herbert C. Klein beneficially own 35% of the membership interests in Westwood Hills. Pursuant to the terms of an operating agreement, the Trust is the Managing Member of Westwood Hills. Hekemian & Co. currently serves as the Managing Agent for Westwood Hills. During the fiscal year ended October 31, 2016, Westwood Hills paid Hekemian & Co. approximately $200,000 in management fees, which is included in the $1,930,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2016 fiscal year mentioned above.

The Trust owns a 40% equity interest in WaynePSC. H-TPKE, LLC, a New Jersey limited liability company (“H-TPKE”), owns a 60% equity interest in WaynePSC. Robert S. Hekemian and members of his immediate family, including Robert S. Hekemian, Jr., who are also officers of Hekemian & Co., and other employees of Hekemian & Co. control approximately 73% of the membership interests in H-TPKE. The Trust is the Managing Member of WaynePSC. WaynePSC owns a 323,000 +/- sq. ft. community shopping center located in Wayne, New Jersey, known as the Preakness Shopping Center. Hekemian & Co. is the Managing Agent for the Preakness Shopping Center. During the fiscal year ended October 31, 2016, WaynePSC paid Hekemian & Co. an annual property management fee in the approximate amount of $228,000, which is included in the $1,930,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2016 fiscal year mentioned above.

The Trust owns a 65% equity interest in and is the managing and general partner of S&A. The remaining 35% of equity interests in S&A are owned by Robert S. Hekemian and members of his immediate family, including Robert S. Hekemian, Jr., who are also officers of Hekemian & Co., and by other employees of Hekemian & Co. and/or affiliates of Hekemian & Co. In February 2005, and in accordance with its investment policy regarding risk diversification, the Trust allowed the minority owners of S&A to make a cash contribution to S&A of approximately $1.3 million to increase their ownership interest in S&A from approximately 25% to 35%, which approximated market value at the time of the investment. On April 15, 2004, S&A purchased The Pierre Towers, a residential apartment complex located in Hackensack, New Jersey. During the fiscal year ended October 31, 2016, Pierre Towers, LLC, on behalf of S&A, paid Hekemian & Co. management fees in the amount of approximately $335,000, which is included in the $1,930,000 of management fees paid by the Trust to Hekemian & Co. and Hekemian Resources during the 2016 fiscal year mentioned above.

Robert S. Hekemian, Jr., a Trustee of the Trust, is a director of Oritani Financial Corp. and its subsidiary, Oritani Bank. The Trust is a party to two commercial mortgage loans with Oritani Bank. One mortgage loan is in the original principal amount of $6,000,000 with an interest rate of 4.5% per annum. This loan is secured by the Trust’s property located in Patchogue, New York and matures on March 1, 2018. In connection with Pathmark’s termination of its lease at the Patchogue property, and in consideration of the Trust’s guarantee of this loan, effective January 1, 2016, Oritani Bank amended the loan to reduce the monthly debt service payments to interest only. The Trust’s guarantee of the loan and the reduced debt service payments are to remain in effect until the earlier to occur of (a) the property being re-leased or sold, (b) the repayment of the loan in full and (c) March 1, 2018. The second mortgage loan is in the principal amount of $22,750,000 with an interest rate of 4.75% per annum, which is secured by the Trust’s Westwood Plaza property and matures on January 13, 2023. Both of these mortgage loans were negotiated at arm’s length and are on standard terms.

The Trust retained the law firm of Giordano, Halleran & Ciesla, P.C during fiscal 2016 to furnish legal services. John A. Aiello, a Trustee and Executive Officer of the Trust, is an officer and shareholder in the law firm. During fiscal 2016, Giordano, Halleran & Ciesla, P.C. received $74,111 in fees from the Trust for its services. In addition, Mr. Aiello paid to the law firm the amount of $58,250, representing retainer and meeting fees, which Mr. Aiello received in connection with his services as the Secretary and Executive Secretary of the Trust during fiscal 2016.

OTHER MATTERS

The Board of Trustees does not know of any other business which will be presented for consideration at the Annual Meeting. Except as the Board of Trustees may otherwise permit, only the business set forth and discussed in the Notice of Meeting and this Proxy Statement may be acted upon at the Annual Meeting. If any other business incident to the Annual Meeting is properly presented at the Annual Meeting, or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee makes the selection of the Independent Auditors for the Trust. EisnerAmper LLP has served as the Trust’s independent registered public accounting firm for fiscal 2016 and 2015. As of the date of this Proxy Statement, the Audit Committee has not yet selected the Trust’s independent registered public accounting firm for fiscal 2017. All audit and non-audit services provided by the Trust’s independent registered public accounting firm and the fees associated therewith are pre-approved by the Audit Committee in accordance with the written charter of the Audit Committee adopted by the Board of Trustees. The Audit Committee gives due consideration to the potential impact of all non-audit services on auditor independence. The engagement of EisnerAmper LLP, which was pre-approved by the Audit Committee, did not make use of the de minimis exception for pre-approval contained in the rules of the SEC that permit limited engagements for non-audit services involving amounts under a specified threshold.

In accordance with Independent Standard Board Standards No. 1 (Independence Discussion with Audit Committees), the Trust received a letter and verbal communication from EisnerAmper LLP that it knows of no state of facts that would impair its status as the Trust’s Independent Auditors. The Audit Committee has considered whether the non-audit services provided by EisnerAmper LLP are compatible with maintaining its independence and has determined that the nature and substance of any such limited non-audit services have not impaired EisnerAmper LLP’s status as the Trust’s Independent Auditors.

Audit Fees

Audit fees billed by EisnerAmper LLP to the Trust totaled $363,000 for fiscal 2016 and $360,000 in fiscal 2015 for professional services rendered in connection with the audit of the Trust’s consolidated financial statements and audits of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal years ended October 31, 2016 and 2015, respectively.

Audit-Related Fees

There were no billings for audit-related services during fiscal 2016 or fiscal 2015.

Tax Fees

In fiscal 2016, EisnerAmper LLP billed the Trust $30,000 for the preparation of the Trust’s 2015 tax return and $12,500 in connection with an analysis of payment of dividends and return of capital. EisnerAmper LLP billed the Trust $30,000 for the preparation of the Trust’s 2014 tax return during fiscal 2015, and did not bill the Trust for any other tax related services.

All Other Fees

EisnerAmper LLP did not bill the Trust for any other services during fiscal 2016 or 2015.

Presence at Annual Meeting

Representatives of EisnerAmper LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of EisnerAmper LLP will be available to respond to appropriate questions.

ANNUAL REPORT

The Annual Report to Shareholders (the “Annual Report”) for the fiscal year ended October 31, 2016 accompanies this Proxy Statement. The Trust’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, which the Trust has filed with the SEC, is included in the Annual Report, excluding exhibits. EisnerAmper LLP has audited the financial statements of the Trust for the fiscal year ended October 31, 2016, which financial statements are contained in the Annual Report. The Annual Report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be part of the proxy soliciting material.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Trust’s Executive Officers and Trustees, and persons who own more than 10% of the Shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive Officers, Trustees and greater than 10% Shareholders are required by SEC regulation to furnish the Trust with copies of all Forms 3, 4 and 5 they file.

Based solely on the Trust’s review of the copies of such forms it has received, the Trust believes that all of its Trustees, Executive Officers and greater than 10% Shareholders complied with all filing requirements applicable to them with respect to reports required to be filed by Section 16(a) of the Exchange Act during fiscal 2016, except for two late Form 4 filings (resulting from a delay in the transmission of transaction confirmation) for John A. Aiello relating to two purchase transactions.

Shareholder Communications with Trustees

The Board of Trustees has adopted a formal process to be followed by those Shareholders who wish to communicate directly with the Board of Trustees or any individual Trustee, or group of Trustees. A Shareholder can contact the Board of Trustees or any individual Trustee or group of Trustees by sending a written communication to: The Board of Trustees, or any specifically identified Trustee(s), First Real Estate Investment Trust of New Jersey, c/o Secretary, 505 Main Street, P.O. Box 667, Hackensack, New Jersey 07602. A Shareholder’s letter should also indicate that he or she is a Shareholder of the Trust. Any such communication received by the Secretary of the Trust will be distributed to the Board of Trustees, or a member or members thereof, as appropriate depending on the facts and circumstances described in the communication received. If a Shareholder communication is addressed to one or more Trustees, but not the entire Board of Trustees, the Secretary of the Trust shall notify any Trustees to whom such communication was not addressed that such communication was received and shall provide a copy of such communication upon request. Communications that are primarily commercial in nature, or related to an improper or irrelevant topic, will not be forwarded to the Board of Trustees or any Trustee. If the Secretary of the Trust believes that the management of the Trust can adequately respond to the Shareholder’s inquiry or request, the Secretary will forward such communication to the appropriate person(s). At each meeting of the Board of Trustees, a summary of all communications received since the last Board of Trustees’ meeting which the Secretary elected not to forward to the Board of Trustees or a Trustee(s) shall be presented, and all such communications shall be made available to the Trustees upon request.

SHAREHOLDER PROPOSALS AND RECOMMENDATIONS

FOR NOMINATION OF TRUSTEES

Shareholder proposals for presentation at the Trust’s 2018 Annual Meeting of Shareholders must be received by the Trust at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than October 31, 2017. A Shareholder wishing to submit a proposal should write to the Trust’s Secretary and include a detailed description of such proposal. The Nominating Committee or the Board of Trustees will also consider candidates for nomination as Trustees who are recommended by one or more Shareholders applying the same criteria for nominees described in the section of this Proxy Statement entitled “Committees of the Board of Trustees – Nominating Committee.” A Shareholder who wishes to suggest a candidate for nomination as a Trustee should write to the Trust’s Secretary and include the following information: (1) the name and contact information for the candidate; (2) a statement of the candidate’s business experience and educational background; (3) a detailed description describing any relationship between the candidate and the proposing Shareholder; (4) a statement by the Shareholder explaining why he or she believes that the candidate is qualified to serve on the Board of Trustees and how his or her service would benefit the Trust and its Shareholders; and (5) a statement that the candidate is willing to be considered and willing to serve as a Trustee of the Trust if nominated and elected. A Shareholder wishing to suggest to the Nominating Committee a candidate for election at the Trust’s 2018 Annual Meeting of Shareholders must submit the required information to the Trust and such information must be received by the Trust no later than October 31, 2017.

THE BOARD OF TRUSTEES OF THE TRUST RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES UNDER ITEM 1, ROBERT S. HEKEMIAN, DAVID F. MCBRIDE AND ROBERT S. HEKEMIAN, JR., FOR THREE-YEAR TERMS TO THE BOARD OF TRUSTEES; IN FAVOR OF THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE TRUST’S EXECUTIVE OFFICERS UNDER ITEM 2; AND IN FAVOR OF A THREE-YEAR INTERVAL FOR THE FREQUENCY OF THE APPROVAL OF AN ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE EXECUTIVE OFFICERS UNDER ITEM 3.

THIS PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ON THE TRUST’S WEBSITE AT WWW.FREITNJ.COM UNDER THE “INVESTOR RELATIONS” TAB AND THE “PROXY MATERIALS” AND “ANNUAL REPORTS” TABS. REQUESTS FOR DIRECTIONS TO ATTEND THE ANNUAL MEETING IN PERSON SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, 505 MAIN STREET, P.O. BOX 667, HACKENSACK, NEW JERSEY 07602.

ON WRITTEN REQUEST, THE TRUST WILL PROVIDE WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL HOLDER OF SHARES OF BENEFICIAL INTEREST IN THE TRUST, A COPY OF THE TRUST’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 31, 2016, AS FILED WITH THE SEC. REQUESTS SHOULD BE ADDRESSED TO SHAREHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, 505 MAIN STREET, P.O. BOX 667, HACKENSACK, NEW JERSEY 07602. IT SHOULD BE NOTED THAT A COPY OF THE ANNUAL REPORT ON FORM 10-K IS INCLUDED WITH THE ANNUAL REPORT TO SHAREHOLDERS, WHICH ACCOMPANIES THIS PROXY STATEMENT.

ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND THEIR PROXIES WITHOUT DELAY TO PROXY SERVICES, C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 30202, COLLEGE STATION, TEXAS 77842-9909. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

John A. Aiello
Secretary

February 24, 2017

.. IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR the election of each of the nominees listed under Proposal 1, FOR the approval of the advisory resolution under Proposal 2 and for the approval of an interval of 3 YEARS under Proposal 3. + 1. ELECTION OF TRUSTEES: For Withhold For Withhold For Withhold 01 - Robert S. Hekemian 02 - David F. McBride 03 - Robert S. Hekemian, Jr. for a three (3) year term for a three (3) year term for a three (3) year term For Against Abstain 1 Year 2 Years 3 Years Abstain 2. ADVISORY RESOLUTION TO APPROVE THE 3. ADVISORY RESOLUTION TO DETERMINE THE COMPENSATION OF THE EXECUTIVE OFFICERS: FREQUENCY OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE EXECUTIVE OFFICERS: 4. In their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this Proxy will be voted in the manner directed, and, if no instructions to the contrary are indicated, will be voted FOR the election of each of the nominees under Item 1, FOR the approval of the advisory resolution under Item 2 and in favor of an interval of THREE YEARS under Item 3. Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02IQPC

.. • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY Annual Meeting of Holders of Shares of Beneficial Interest April 6, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. The undersigned hereby nominates and appoints Robert S. Hekemian and Donald W. Barney, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares, representing beneficial interests, of FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY (the “Trust”) standing in the name of the undersigned at the close of business on February 15, 2017, at the annual meeting of holders of shares of beneficial interest to be held at the Trust’s headquarters, 505 Main Street, Hackensack, New Jersey 07602, on April 6, 2017 at 7:30 p.m., and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated hereon. PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY